Exhibit 10.1

Opening Transaction

To:	SunPower Corporation

From:	Wachovia Bank, National Association 375 Park Avenue New York, NY 10152

Re:	Convertible Debenture Hedge Transaction

Ref. No:	6845019

Date:	April 28, 2009

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Wachovia Bank, National Association (“Dealer”) represented by Wachovia Capital Markets, LLC (“Agent”) as its agent, and SunPower Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Base Indenture, dated as of February 7, 2007, between Counterparty and Wells Fargo Bank, National Association, as trustee (the “Base Indenture”), as supplemented by the Third Supplemental Indenture, to be dated as of May 4, 2009 (the “ Third Supplemental Indenture”, and, together with the Base Indenture, the “Indenture” ) relating to the USD 200,000,000 principal amount of 4.75% senior convertible debentures due 2014 (the “Convertible Debentures”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. The Transaction shall be the only transaction under the Agreement. References herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered between the execution of this Confirmation and the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Debentures is not consummated for any reason, as set forth below in Section 8(j).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) as published by ISDA as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to the Counterparty and Dealer, each with a “Threshold Amount” of USD 25 million and 2% of Wells Fargo Bank, National Association’s shareholders’ equity, respectively), (iv) the deletion of the phrase “, or becoming capable at such time of being declared,” in the seventh line of Section 5(a)(vi) of the Agreement and (v) the election that “Credit Event Upon Merger” under Section 5(b)(iv) shall apply to the Counterparty and Dealer).

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	April 28, 2009

Effective Date:	May 4, 2009

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Class A Common Stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “SPWRA”).

Number of Options:	The number of Convertible Debentures in denominations of USD1,000 principal amount issued by Counterparty on the closing date for the initial issuance of the Convertible Debentures. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder.

Option Entitlement:	As of any date, a number of Shares per Option equal to the “Conversion Rate” (as defined in the Indenture, but without regard to any adjustments to the Conversion Rate pursuant to Section 8.04(b) or 8.05(h) of the Third Supplemental Indenture) as of such date.

Strike Price:	As of any date, an amount in USD, rounded to the nearest cent (with 0.5 cents being rounded upwards), equal to USD1,000 divided by the Option Entitlement as of such date.

Number of Shares:	The product of the Number of Options, the Applicable Percentage and the Option Entitlement.

Applicable Percentage:	20%

Premium:	USD 16,928,000

Premium Payment Date:	The Effective Date

Exchange:	Nasdaq Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Date:	Each Conversion Date.

Conversion Date:	Each “Conversion Date” (as defined in the Indenture) occurring during the Exercise Period for Convertible Debentures that are not Relevant Convertible Debentures under, and as defined in, the confirmation between the parties hereto regarding the Additional Convertible Note Hedge Transaction dated as of the date hereof (Ref. No. 6845019) (the “Additional Convertible Note Hedge Transaction Confirmation”) (such Convertible Debentures, each in denominations of USD1,000 principal amount, the “Relevant Convertible Debentures” for such Conversion Date). For purposes of determining whether any Convertible Debentures will be Relevant Convertible Debentures hereunder or under the Additional Convertible Note Hedge Transaction, Convertible Debentures that are converted pursuant to the Indenture shall be allocated first to the Additional Convertible Note Hedge Transaction Confirmation until all Options thereunder (and as defined therein) are exercised.

Exercise Period:	The period from and excluding the Trade Date to and including the Expiration Date.

Expiration Date:	The earlier of (i) the last day on which any Convertible Debentures remain outstanding and (ii) the “Business Day” (as defined in the Indenture) immediately preceding the “Maturity Date” (as defined in the Indenture).

Automatic Exercise on Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Debentures for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised, subject to “Notice of Exercise” below.

Notice Deadline:	In respect of any exercise of Options hereunder, the Business Day immediately following the relevant Conversion Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 5:00 PM,

New York City time, on the Notice Deadline in respect of such exercise of (i) the number of Options being exercised on such Exercise Date, (ii) the scheduled settlement date under the Indenture for the Relevant Convertible Debentures for the related Conversion Date and (iii) the number of Shares comprising the Convertible Obligation (as defined below). For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To: Wachovia Capital Markets, LLC
201 South College Street, 6th Floor Charlotte, NC 28288-0601 Attention: Equity Derivatives

Telephone: (704) 715-8086 Facsimile: (704) 383-8425 With a copy to: Mark Kohn or Head Trader Telephone: (212) 214-6089 Facsimile: (212) 214-8914

Settlement Terms:

Settlement Date:	For any Exercise Date, the settlement date for the Shares to be delivered in respect of the Relevant Convertible Debentures for the Conversion Date occurring on such Exercise Date under the terms of the Indenture; provided that the Settlement Date shall not be prior to the later of (i) the date one Settlement Cycle following the last Valuation Date for such Exercise Date and (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 5:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any Exercise Date, Dealer will deliver to Counterparty on the related Settlement Date the Net Share Settlement Amount for such Exercise Date.

Net Share Settlement Amount:	For any Exercise Date, a number of Shares equal to the product of (i) the Applicable Percentage, (ii) the sum of the Daily Settlement Amounts for all Valuation Dates for such Exercise Date and (iii) the Number of Options exercised on such Exercise Date;

provided that in no event shall the Net Share Settlement Amount exceed the product of the Applicable Percentage and the excess of (A) the aggregate number of Shares that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Debentures for the Conversion Date occurring on such Exercise Date (the “Convertible Obligation”) over (B) the product of (I) the Number of Options exercised on such Exercise Date and (II) USD1,000 divided by the Relevant Price of the Shares on the final Valuation Date for such Exercise Date.

Valuation Dates:	For each Exercise Date, if such Exercise Date occurs prior to March 14, 2014 (the “Early Conversion Date”), each of the number of consecutive Exchange Business Days commencing on and including the second Scheduled Trading Day following such Exercise Date equal to the Number of Early Conversion Valuation Dates, and, if such Exercise Date occurs on or after the Early Conversion Date, each of the number of consecutive Exchange Business Days commencing on and including March 18, 2014 equal to the Number of Final Conversion Valuation Dates; provided that if any such day is a Disrupted Day, then the Calculation Agent shall determine if such day is a Disrupted Day in whole or in part, and if such day is a Disrupted Day in whole, such day shall not be considered an Exchange Business Day for purposes of determining the Valuation Dates, and if such day is a Disrupted Day in part, then (i) the Exchange Business Day immediately following the last scheduled Valuation Date for such Exercise Date shall also be a Valuation Date for such Exercise Date, (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on the Exchange on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended and (iii) the Calculation Agent shall adjust the Daily Settlement Amounts as appropriate to take into account the duration of such Market Disruption Event; and provided further that if the final Valuation Date for any Exercise Date has not occurred as of the Final Disruption Date for such Exercise Date, the Final Disruption Date shall be the final Valuation Date for such Exercise Date, in which case the Calculation Agent shall determine the Daily Settlement Amount for such Valuation Date in a commercially reasonable manner. “Final Disruption Date” means, for any Exercise Date, the date ten Scheduled Trading Days following the date that would be the final Valuation Date for such Exercise Date if no Disrupted Day occurred following such Exercise Date. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6. of the Equity Definitions shall not apply to any Valuation Date.

Daily Settlement Amount:	For any Valuation Date for any Exercise Date, (i) the amount, if any, by which (x) the Daily Value for such Valuation Date exceeds (y) USD1,000 divided by the Number of Valuation Dates for such Exercise Date, divided by (ii) the VWAP Price on such Valuation Date.

Daily Value:	For any Valuation Date for any Exercise Date, (i) the product of the Option Entitlement and the VWAP Price on such Valuation Date divided by (ii) the Number of Valuation Dates for such Exercise Date.

Number of Valuation Dates:	For any Exercise Date that occurs prior to the Early Conversion Date, the Number of Early Conversion Valuation Dates, and, for any Exercise Date that occurs on or after the Early Conversion Date, the Number of Final Conversion Valuation Dates.

Number of Early Conversion Valuation Dates:	10

Number of Final Conversion Valuation Dates:	20

VWAP Price:	For any Valuation Date, the volume weighted average price per Share on the Exchange for the regular trading session (including any extensions thereof) of the Exchange on such Valuation Date (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Valuation Date, on Bloomberg page “SPWRA.UQ <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume weighted method).

Market Disruption Events:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in the third, fourth and fifth lines thereof, and (B) by replacing the words “or (iii) an Early Closure.” by “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

	Regulatory Disruption:	Any event that Dealer, in its discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation M), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Valuation Dates affected by it.

	Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws that exist as a result of the fact that Buyer is the issuer of the Shares.

	Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Number of Shares to be Delivered to Counterparty in lieu of delivery through the Clearance System.

Adjustments:

	Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Section 8.05(a), 8.05(b), 8.05(c), 8.05(d), 8.05(e) or 8.05(f) of the Third Supplemental Indenture (an “Adjustment Event”), the Calculation Agent shall make the corresponding adjustment in respect of any one or more of the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment of the Transaction, to the extent an analogous adjustment is made under the Indenture. Immediately upon the occurrence of any Adjustment Event, Counterparty shall notify the Calculation Agent of such Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Relevant Convertible Debentures in respect of such Adjustment Event have been determined, Counterparty shall immediately notify the Calculation Agent in writing of the details of such adjustments.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 5.1 or 5.2 of the Base Indenture or Section 8.06 of the Third Supplemental Indenture.

Consequences of Merger Events: Notwithstanding Sections 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Number of Options, the Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is made under the Indenture in respect of such Merger Event; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate for the issuance of additional Shares as set forth in Section 8.04(b) or 8.05(h) of the Third Supplemental Indenture.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustment made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9a(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions”; (ii) by adding the phrase “or public announcement of” immediately after the phrase “due to the promulgation of or” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable

(d) Increased Cost of Hedging:	Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions is hereby amended by adding the parenthetical “(including without limitation the volatility risk)” after the word “risk” in the fifth line thereof.

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Failure to Deliver:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. Upon request, the Calculation Agent shall provide to either party hereto (and any advisers to such party as requested) a reasonably detailed explanation of any calculation or determination hereunder. The Calculation Agent shall provide notice to the parties of any calculation or determination hereunder as soon as commercially reasonably practicable following making such calculation or determination. Each party shall have the right to bring to the attention of the Calculation Agent any facts that such party feels may result in an adjustment or determination hereunder.

4. Account Details:

Dealer Payment Instructions:

ABA: 053-000-219
Wachovia Bank, National Association Charlotte, NC
Account No.: 04659360009768
Attn: Equity Derivatives

Counterparty Payment Instructions:

To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is:

Wachovia Bank, National Association 375 Park Avenue New York, NY 10152

The Office of Counterparty for the Transaction is:

SunPower Corporation
3939 N. First Street
San Jose, CA 95134

6. Notices: For purposes of this Confirmation:

(a)		Address for notices or communications to Counterparty:

	To:	SunPower Corporation
3939 N. First Street San Jose, CA 95134
	Attn:	Dennis Arriola/CFO
	Telephone:	(408) 240-5574
	Facsimile:	(408) 240-5404

With a copy to:

	Attn:	Bruce Ledesma/GC
	Facsimile:	(510) 540-0552

(b)		Address for notices or communications to Dealer:

	To:	Wachovia Capital Markets, LLC
201 South College Street, 6th Floor Charlotte, NC 28288-0602
	Telephone No:	(704) 715-8086
	Facsimile:	(704) 383-0601

With a copy to:

	Attn:	Mark Kohn or Head Trader
	Telephone No:	(212) 214-6089
	Facsimile:	(212) 214-8914

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument other than the Transaction) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards including FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to otherwise violate the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Shares hereunder in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 2 of the Underwriting Agreement dated as of April 28, 2009 between Counterparty and Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc., as representatives of the Underwriters party thereto (the “Underwriting Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22),

101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Each party acknowledges and agrees to be bound by the Conduct Rules of the National Association of Securities Dealers, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(f) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 A.M. and 4:00 P.M. New York City time on the relevant merger date, announcement date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a merger event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, announcement date, Early Termination Date or date of cancellation or termination in respect of an Additional Disruption Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event. If such Insolvency, Nationalization, Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Buyer is the issuer of any Share Termination Delivery Units (or any part thereof).

(b) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer in accordance with the advice of outside counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(b) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, to enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. For the avoidance of doubt, under no circumstances shall Counterparty be obligated to make the election described in clause (iii) of the preceding sentence.

(c) Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 6% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(c) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(d) Additional Termination Events. (i) The occurrence of (A) an event of default with respect to Counterparty under the terms of the Convertible Debentures as set forth in Section 6.01 of the Third Supplemental Indenture or (B) an Amendment Event shall be an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements or obtains a waiver in respect of any term of the Indenture or the Convertible Debentures governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, redemption right of Counterparty, any term relating to conversion of the Convertible Debentures (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Debentures to amend, in each case without the prior consent of Dealer.

(ii) If at any time the senior unsecured debt of Dealer is rated Baa1 or lower by Moody’s Investor Services, Inc. (“Moody’s”) or BBB+ or lower by Standard and Poor’s Rating Services (“S&P”) (a “Ratings Downgrade”), then an Additional Termination Event, with Counterparty as the sole Affected Party, the Transaction as the sole Affected Transaction and Counterparty as the party entitled to designated an Early Termination Date, shall occur on the date three Exchange Business Days following the occurrence of such Ratings Downgrade (the “Downgrade Deadline”) unless, on or prior to the Downgrade Deadline, either (i) Dealer has agreed to provide collateral to Counterparty on a mark-to-market basis to secure Dealer’s obligations hereunder on terms commercially reasonably acceptable to Counterparty and Dealer or (ii) Dealer shall have transferred and assigned its obligations hereunder to a person with (or whose obligations hereunder are fully and unconditionally guaranteed by a person with) a credit rating of A2 or higher from Moody’s and A or higher from S&P (and Counterparty agrees that it will not object to any such transfer and assignment). In the case of clause (i), eligible collateral shall include cash, cash equivalents and equity securities of Counterparty, including without limitation Shares and any warrants issued by Counterparty, and any other collateral reasonably acceptable to Counterparty, and the Calculation Agent shall make all determinations of exposure and collateral value.

(e) Right to Extend. Dealer may postpone any Settlement Date or any other date of valuation or delivery by Dealer to a date no later than the Final Disruption Date to an Exercise Date occurring on the Expiration Date, in the case of a date of valuation, or the date one Settlement Cycle following the Final Disruption Date applicable to an Exercise Date occurring on the Expiration Date, in the case of a date of delivery, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market or the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(f) Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the date one Settlement Cycle following the Final Disruption Date applicable to an Exercise Date occurring on the Expiration Date, but not prior to the date that precedes such Settlement Date by the Number of Valuation Dates for the related Exercise Date) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(g) Transfer and Assignment. Either party may transfer any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to any person with (or whose obligations hereunder are fully and unconditionally guaranteed by a person with) a credit rating of “A” or higher from Standard and Poor’s Rating Services or “A2” or higher from Moody’s Investor Services, Inc.; provided further that at any time at which (1) the Equity Percentage exceeds 8%, (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 2% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), or (3) a Hedging Disruption has occurred and is continuing, if Dealer, in its discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after using its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day.

(h) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(i) Netting and Set-off.

(i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Counterparty to Dealer and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Dealer to Counterparty and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that Dealer or any affiliate of Dealer may have to or against Counterparty hereunder or under the Agreement against any right or obligation Dealer or any of its affiliates may have against or to Counterparty, including without limitation any right to receive a payment or delivery pursuant to any provision of the Agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii) Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(i)) or any other agreement between the parties to the contrary, (A) Counterparty shall not net or set off its obligations under the Transaction, if any, against its rights against Dealer under any other transaction or instrument, (B) Dealer may net and set off any rights of Dealer against Counterparty arising under the Transaction only against obligations of Dealer to Counterparty arising under any transaction or instrument if such transaction or instrument does not convey rights to Dealer senior to the claims of common stockholders in the event of Counterparty’s bankruptcy and (C) in the event of bankruptcy or liquidation of Counterparty, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise. Dealer will give notice to Counterparty of any netting or set off effected under this provision.

(j) Early Unwind. In the event the sale by Counterparty of the Convertible Debentures is not consummated with the Underwriters (as defined in the Underwriting Agreement) pursuant to the Underwriting Agreement for any reason by the close of business in New York on May 4, 2009 (or such later date as agreed upon by the parties, which in no event shall be later than May 11, 2009) (May 4, 2009 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) Counterparty shall deliver to Dealer, other than in cases involving a breach of the Underwriting Agreement by the Underwriters, either an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares), but after giving effect to any gains experienced by Dealer (such net amount, the “Cash Amount”) or, at the election of Counterparty, Shares with a value (as reasonably determined by the Calculation Agent) equal to the Cash Amount. Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. If Counterparty elects to deliver Shares pursuant to this paragraph, the following provisions shall apply:

(i) At the election of Counterparty by notice to Dealer within one Exchange Business Day after the Early Unwind Date, either (A) all Shares delivered by Counterparty to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Counterparty for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Counterparty shall deliver additional Shares, so that the value of such Shares, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the Cash Amount.

(ii) If Counterparty makes the election described in clause (i)(A) above:

(A) Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and

(B) Dealer (or an affiliate of Dealer designated by Dealer) and Counterparty shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities (and in particular on terms reasonably similar to these contained in the Underwriting Agreement), in form and substance reasonably satisfactory to Dealer or such affiliate and Counterparty, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Counterparty, shall provide for the payment by Counterparty of all expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Dealer, and shall provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Counterparty makes the election described in clause (i)(B) above:

(A) Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Shares from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection such financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Counterparty;

(B) Dealer (or an affiliate of Dealer designated by Dealer) and Counterparty shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares by Counterparty to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance reasonably satisfactory to Dealer and Counterparty, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Counterparty, shall provide for the payment by Counterparty of all expenses in connection with such resale, including all reasonable fees and expenses of counsel for Dealer, shall contain customary representations, warranties and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use commercially reasonable efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares;

(C) Counterparty agrees that any Shares so delivered to Dealer, (i) subject to applicable securities laws, may be transferred by and among Dealer and its affiliates, and Counterparty shall effect such transfer without any further action by Dealer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares, Counterparty shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Dealer (or such affiliate of Dealer) to Counterparty or such transfer agent of seller’s and broker’s representation letters customarily delivered in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer);

(D) Counterparty shall not take (and shall cause any such affiliate not to take), or cause to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares by Dealer (or any such affiliate of Dealer); and

(E) Dealer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or a sufficient number of Shares so that the realized net proceeds of such sales exceed the Cash Amount. If any of such delivered Shares remain after such realized net proceeds exceed the Cash Amount, Dealer shall return such remaining Shares to Counterparty. If the Cash Amount exceeds the realized net proceeds from such resale, Counterparty shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this paragraph. This provision shall be applied successively until the Additional Amount is equal to zero.

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may perform such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(l) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(m) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF COUNTERPARTY OF ITS AFFILIATES OR DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

(p) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(q) Role of Agent. Wachovia Capital Markets, LLC in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to Dealer and Counterparty, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i)

Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer and Counterparty pursuant to instructions from Dealer and Counterparty. Agent shall have no responsibility or personal liability to Dealer or Counterparty arising from any failure by Dealer or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii)	Any and all notices, demands, or communications of any kind relating to this Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent at the following address:

Wachovia Capital Markets, LLC

201 South College Street, 6th Floor

Charlotte, NC 28288-0601

Facsimile No.: (704) 383-8425

Telephone No.: (704) 715-8086

Attention: Equity Derivatives

(iii)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Counterparty upon written request.

(iv)	The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v)	Dealer and Counterparty each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi)	Dealer is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy by facsimile to 212-214-5913 (Attention: Equity Division Documentation Unit, by telephone contact 212-214-6100).

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC,	WACHOVIA BANK, NATIONAL ASSOCIATION
acting solely in its capacity as Agent of Wachovia Bank, National Association	By: Wachovia Capital Markets, LLC, acting solely in its capacity as its Agent

By:	/s/ Cathleen Burke	By:	/s/ Cathleen Burke
Name:	Cathleen Burke	Name:	Cathleen Burke
Title:	Managing Director	Title:	Managing Director

Agreed and Accepted By:

SUNPOWER CORPORATION

By:	/s/ Dennis V. Arriola
Name:	Dennis V. Arriola
Title:	Senior Vice President and Chief Financial Officer